UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ALL FOR ONE MEDIA CORP.
(Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF ALL FOR ONE MEDIA CORP.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

All For One Media Corp.

236 Sarles Street

Mt. Kisco, New York

INFORMATION STATEMENT

(Definitive)

May 12, 2023

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of All For One Media Corp.

This notice and the accompanying Information Statement are being distributed to the holders of record (the “Shareholders”) of the voting capital stock of All For One Media Corp., a Utah corporation (the “ Company ”), as of the close of business on May 12, 2023 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) and the notice requirements of the Utah Revised Business Corporation Act (“URBCA”). The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of the Record Date (the “Written Consent”). The Written Consent approved the following actions (the “AEMG Approvals”):

•

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Utah Revised Business Corporation Act (“URBCA”) of the Corporation’s Amended and Restated Articles of Incorporation, as amended, as set forth on Exhibit A hereto, each two thousand eight hundred fifty four and eighteen hundredths (2,854.18) shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”), provided, however, that any holder who as a result of such Reverse Stock Split shall receive less than one hundred (100) shares of Common Stock shall have the right to receive one hundred (100) shares of Common Stock as a result of the Reverse Stock Split, upon presentment, and subject in all cases to the discretion of the Board of Directors (the “Round Lot Adjustment”) and approval of FINRA and regulatory authorities for the Round Lot Adjustment to become effective; provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number.

•

To authorize a further reverse stock split, as determined by the Board of Directors in the best interests of the Corporation of the Corporation’s outstanding shares of Common Stock, at a ratio not less than one-for-two (2) and not greater than one-for-ten (10) (the “Conditional Split”) to become effective upon the filing of an amended Articles of Incorporation of the Corporation with the Secretary of State of Utah and such amendment to be filed no later than December 31, 2023 to effectuate such Conditional Split, and that as a result no less than each two (2) and no greater than ten (10) shares of the Corporation’s Common Stock issued and outstanding immediately prior thereto t shall be changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the holders of shares of Common Stock and in lieu of issuing fractional shares thereunder the Corporation will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result an additional full share of the Corporation’s Common stock. 3. Each certificate that immediately prior to the Effective Time of the Reverse Stock Split and the Conditional Split represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of the Round Lot Adjustment and fractional shares as described above.

•	The par value of the Common Stock shall not be adjusted as a result thereof and shall remain $0.001 per share of Common Stock.
•

All of the outstanding derivative securities issued shall be adjusted so that after the effective date of any reverse split, each right to acquire shares of Common Stock shall be decreased proportionately and that the exercise or conversion price of such derivative securities shall be increased proportionately.

•	The Corporation hereby appoints the Corporation’s transfer agent, as designated from time to time by the Corporation, as exchange agent, with respect to the effectuation of any reverse stock split.
•

To approve the change of the Corporation’s name to All Entertainment Media Group Holdings, Inc. and all amendments to the Articles of Incorporation required to be made with the Secretary of State of Utah and elsewhere to effect such name change at the time of the merger of the Corporation, the Corporation’s wholly-owned subsidiary AEMG Acquisition, Inc. and All Entertainment Media Group, Inc.

•	To approve and adopt the Corporation’s Amended and Restated Articles of Incorporation, substantially in the form of Exhibit A annexed hereto.
•

To approve and adopt the Corporation’s Series B Convertible Preferred Stock and Series B Preferred Stock Certificate of Designations of the Rights, Preferences, and Limitations substantially in the form of Exhibit B annexed hereto and the issuance thereof for cash and to holders of the Corporation’s debt and liabilities in accordance with such exchange agreements therefore as authorized by the Board of Directors.

The Written Consent is the only shareholder approval required to effect the AEMG Approvals under URBCA, our Articles of Incorporation, as amended, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board is not soliciting your consent or proxy in connection with the AEMG Approvals. The AEMG Approvals as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders.

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about May 22, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the AEMG Approvals are necessary and advisable in order for the Company to consummate the acquisition of All Entertainment Media Group, Inc. (“AEMG”) as previously reported in the Company’s Current Report on form 8-K filed with the SEC on April 27, 2023 (the “AEMG Form 8-K”).

Accordingly, it is the Board’s opinion that the AEMG Approvals will better position the Company to continue and/or expand operations.

Your vote is not required for the acquisition of AEMG and this Information Statement describes approvals under the URBCA taken that only involve certain conditions to closing of the acquisition.

2

INTRODUCTION

Section 16-10a-704 of the URBCA provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The URBCA, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about May 15, 2023.

This Information Statement contains a brief summary of the material aspects of the AEMG Approvals approved by the Board of All For One Media Corp. (the “Company,” “we,” “our,” or “us”) and the Majority Stockholder which holds a majority of the voting capital stock of the Company.

Preferred and Common Stock

As of May 8, 2023, there were issued and outstanding (i) 8,562,553,996 shares of Common Stock, and (ii) 51 shares of Series A Preferred Stock. Pursuant to Section 16-10a-704 of the URBCA, at least a majority of the common voting equity of the Company, or at least 8,737,108,387 votes (out of 17,474,216,775 total votes comprised of 8,562,553,996 Common Stock votes and 8,911,662,778 of Series A Preferred Stock), are required to approve the AEMG Approvals by written consent. The Majority Stockholder, who holds in the aggregate 5,064,386 shares of Common Stock, and 51 shares of Series A Preferred Stock (approximately 51.01% of the voting equity of the Company), has voted in favor of the AEMG Approvals thereby satisfying the requirement under Section 16-10a-704 of the URBCA that at least a majority of the voting equity vote in favor of a corporate action by written consent.

In July 2017, the Board of Directors of the Company designated 51 shares of its Series A Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock has no rights to receive dividends. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (“Numerator”) divided by (y) 0.49 minus (z) the Numerator. The Series A Preferred Stock does not convert into equity of the Company. The Series A Preferred Stock does not contain any redemption provision and shall have no liquidation preference.

The following table sets forth the name of the Majority Stockholder, the number of shares of Series A Preferred Stock held by the Majority Stockholder, the total number of votes that the Majority Stockholder voted in favor of the Authorized Share Increase, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Series A Preferred Stock held	Number of Shares of Common Stock held and votes in favor	Number of Votes held by such Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Action (1)
Brian Lukow	51	5,064,386	8,911,662,778	8,916,727,164	51.01%
Total	51	5,064,386	8,911,662,778	8,916,727,164	51.01%

______________

(1) Based on 8,562,553,996 shares of Common Stock and 51 shares of Series A Preferred Stock issued and outstanding as of May 8, 2023, which are the only classes of the Company’s voting securities.

3

ACTIONS TO BE TAKEN

The AEMG Approvals will become effective on the date specified in amendment to the Company’s Articles of Incorporation, as amended (the “Amendment”) with the Secretary of State of the State of Utah, which is June 12, 2023.  On May 12, 2023, we filed the Amendment with the Secretary of State of the State of Utah promptly to become effective at least after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

Conditional Stock Split

In addition to the Reverse Stock Split described herein and required as a closing condition, the AEMG Approvals include a Conditional Split which may be effected solely by the Board of Directors any time on or prior to December 31, 2023.  Upon determination by the Board of Directors a further amendment to the Amended and Restated Articles of Incorporation can effect a reverse stock spit of our issued and outstanding common stock by a ratio of not less than one-or wot and not more than one-for-ten with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.  We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Conditional Split in a manner designed to maximize the anticipated benefits for our stockholders for example, if the Company seeks to up-list and have its common stock trade on  a national securities exchange such as the NASDAQ Capital Market, the board of directors could authorize a Conditional Stock Split in a ratio designed to achieve the minimum stock price required for such listing as required by the initial listing standards of such exchange, expected to be $4.00 per share.  In determining a ratio, if any, our board of directors may consider, among other things, factors such as:

•	the initial listing requirements of various stock exchanges;

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Conditional Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our board of directors reserves the right to elect to abandon the Conditional Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Conditional Split determined by our board of directors, no less than two and no more than ten shares of existing Common Stock, as determined by our board of directors, will be combined into one share of Common Stock. Any fractional shares will be rounded up to the next whole number. The amendment to our Articles of Incorporation to effect a reverse stock split, if any, will include only the reverse stock split ratio determined by our board of directors to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

4

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our shareholder approval of the Reverse Stock Split and the Conditional Split was for the primary intent of increasing the market price of our Common Stock to enhance our ability to close on the AEMG acquisition and to meet the initial listing requirements of The NASDAQ Capital Market and to make our Common Stock more attractive to a broader range of institutional and other investors.  The Company currently does not have any plans, arrangements or understandings, written or oral, to issue any of the authorized but unissued shares that would become available as a result of the Conditional Split.  In addition to increasing the market price of our Common Stock, the Conditional  Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split and the Conditional Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split and Conditional Split, if effectuated, will enhance our ability to obtain an initial listing on The NASDAQ Capital Market.  The NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share.  Reducing the number of outstanding shares of our Common Stock should, absent other  factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that our minimum bid price would remain following the Reverse Stock Split and Conditional Split over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split and Conditional Split will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split and Conditional Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split and Conditional Split is intended, absent other factors, to increase the per share market price of our Common Stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock.  As a result, there can be no assurance that the Reverse Stock Split or Conditional Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the effectiveness of such action or that the market price of our Common Stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split or Conditional Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split and Conditional Split.  Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split and Conditional Split may be lower than the total market capitalization before the Reverse Stock Split and Conditional Split.

Procedure for Implementing the Reverse Stock Split and Conditional Split

The Reverse Stock Split and Conditional Split, if approved by our board of directors, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Utah.  The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split and Conditional Split will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders, and as required by applicable law which requires advance notice be made to the markets.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split and Conditional Split if, at any time prior to filing the amendment to the Company’s Articles of Incorporation, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split or Conditional Split.  If a certificate of amendment effecting the Conditional Split has not been filed with the Secretary of State of the State of Utah by the close of business on Decem er 31, 2023, our board of directors will abandon the Conditional Split.

5

Effect of the Conditional Split on Holders of Outstanding Common Stock

Depending on the ratio for the Conditional Stock Split determined by our board of directors, a minimum of two and a maximum of ten shares of existing Common Stock will be combined into one new share of Common Stock.  The table below shows, as of May 8, 2023, the number of outstanding shares of Common Stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares).  The foregoing table assumes the Reverse Stock Split has been effectuated and the AEMG acquisition has resulted in the issuance of seven million shares of our Common Stock to the stockholders of AEMG:

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split
Prior to Conditional Split *	10,000.194
1-for-2	5,000,097
1-for-5	2,000,039
1-for-10	1,000,019

* Assumes effectiveness of Reverse Stock Split in the amount of 2,854:1 on 8,562,553,996 shares outstanding as of May 8, 2023.

The actual number of shares issued after giving effect to the Conditional Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our board of directors.

The Reverse Stock Split and Conditional Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “— Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split and the Conditional Split will be rounded up to the next whole number.  In addition, the Reverse Stock Split  and Conditional Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split and Conditional Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.   The board of directors reserves the right to grant odd lot holders at no cost additional shares in order to round up odd lots that result from the Reverse Stock Split and Conditional Split, provided such action is authorized.  The purpose for such action is to satisfy the listing conditions of certain national stock exchanges that required a minimum number of round lot holders.

After the effective time of the Reverse Stock Split and Conditional Split our Common Stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.  After the Reverse Stock Split and Conditional Split we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934.  Our Common Stock will continue to be listed on the Over the Counter OTC Pink Market under the symbol “AFOM”, subject to any decision of our Board of Directors to choose another symbol following the acquisition of AEMG or to list our securities on another stock exchange.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split and Conditional Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split and Conditional Split for their beneficial holders holding our Common Stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and Conditional Split.  Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

6

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the Common Stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split/Conditional Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split/Conditional Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split/post-Conditional Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split and Conditional Split as was the case immediately preceding the Reverse Stock Split and Conditional Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

7

Accounting Matters

The proposed amendment to the Company’s Articles of Incorporation will not affect the par value of our Common Stock per share, which will remain $0.001 par value per share.  As a result, as of the effective time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split and Conditional Split.  Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split and Conditional Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split and Conditional Split to holders of our Common Stock

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split and Conditional Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split and/or Conditional Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND CONDITINOAL SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

8

U.S. Holders

The Reverse Stock Split and Conditional Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split or Conditional Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split Conditional Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split or Conditional Split.

No Appraisal Rights

Under the URBCA and our charter documents, holders of our common stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the AEMG Approvals.

Amendment to Our Articles of Incorporation

The AEMG Approvals also authorize filing of Amended and Restated Articles of Incorporation (the “Restated Articles”) with the State of Utah.  The Company anticipates filing the Restated Articles with effect from the date of the Reverse Stock Split.  The Restated Articles amend and restate the Articles of Incorporation previously filed with the State of Utah, as amended through the date thereof, in order to, among other things, reduce the number of shares of capital stock authorized for issuance to 100,000,000 (from 19 billion), and to designate 90,000,000 shares as common stock and 10,000,000 shares as preferred stock.  The Restated Articles authorize the Board of Directors, from time to time, to issue any class of preferred stock in any series and provides the Board of Directors authority to establish and designate series, and to fix the number of shares included in each such series, and the variations in the relative rights, preferences and limitation as between series of preferred stock.  In addition, the Restated Articles provide for the elimination of liability of directors for monetary damages for breach of fiduciary duty as a director the fullest extent that the URBCA allows, and for indemnification and advancement of expense for all persons whom the URBCA permits from and against any and all expenses, liabilities or other matters as provided under the act.  The Restated Articles waive the applicability of Chapter 6 of the URBCA, the Control Share Acquisitions Act.  The Restated Articles include a forum selection clause under which certain litigation involving the Company and its officers and directors shall be limited to the Business and Chancery Court of the State of Utah, and other courts located within the State of Utah.

9

ALL ENTERTAINMENT MEDIA GROUP, INC.

On April 21, 2023, All for One Media, Inc., a Utah corporation (the “Company”) and AFOM Acquisition, Inc., a Delaware corporation (“Acquisition”) and wholly-owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Agreement”) with All Entertainment Media Group, Inc., a Delaware corporation (“AEMG”).

AEMG is a content creation and marketing company headquartered in New York. Comprising of three core divisions - PODs Entertainment Group, EMG Music Group, and Terry D Films. Notably, AEMG's podcast division ranks among the top 3% of all podcasts globally according to Listen Notes, an independent podcast database. In August 2022, AEMG released its first feature film, 17 DAYS, which quickly became one of Tubi's "Most Popular Movies." Management believes that AEMG will be able to expand its audience and media coverage as a public company in determining to combine with AFOM and is poised for growth following the closing.

Under the terms of the Agreement, subject to the satisfaction of certain closing conditions, Acquisition will acquire AEMG by merger of Acquisition with and into AEMG, with AEMG as the surviving corporation (the “Merger”).  At the Effective Time of the Merger. all of the issued and outstanding share capital of AEMG will be exchanged for an aggregate of Seven Million (7,000,000) shares of Company common stock, par value $0.001 per share, (the “Common Stock”), after giving effect to a 2,854.18:1 reverse split (the “Reverse Split”) of the outstanding shares of Common Stock.  In addition to the Reverse Split the Agreement contains various additional conditions, which, unless waived, will be required to be satisfied prior to closing, including continued accuracy of representations and warranties of the parties, approval by the Company, no violations of law, no actions brought by any third party to enjoin the transactions, all legal and regulatory approvals will have been obtained, approval by the boards of directors of the Company, Acquisition and AEMG.  As a further condition, exchange agreements with debt holders of the Company under which the holders will exchange all Company debt for Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Stock”) of the Company, unless a lesser percentage is accepted by the Company, and a minimum of $500,000 of investment or bridge financing shall be available upon terms and subject to conditions acceptable to the parties are also required prior to closing.  Although there can be no assurance of approval by the principal holder of the Company’s convertible debt, such approval has been sought and is anticipated, provided the terms of the Merger are acceptable, the other closing conditions are satisfied, and the remaining debt holders agree to participate.

In addition, prior to closing the Company is required to have received a copy of audited financial statements of AEMG prepared in accordance with US GAAP for each of the most recent two fiscal years and any other period required to be included in the Company’s current report on Form 8-K required to be filed, and unaudited financial statements for any interim period.  Prior to execution of the Agreement, the Company and AEMG entered into a Letter of Intent dated as of March 10, 2023, under which the Company advanced $50,000 of bridge loans to AEMG for preparation of financial statements and the Company entered into a $60,000 note (the “Bridge Note”) from a convertible lender in preparation for the transactions contemplated. Upon closing of the Merger, unless repaid, the lender will have the right to convert the loan into additional Series B Stock.

The Series B Stock shall have the rights, privileges, preferences, and limitations as set forth in a Series B Preferred Stock Certificate of Designation of Rights, Privileges, Preferences and Limitations (the “Certificate of Designation”) which shall be filed with the Secretary of State of the State of Delaware prior to closing.

Shares of Series B Stock will be convertible into shares of the Company’s Common Stock, based on a conversion calculation equal to the stated value of the of share of Series B Stock, plus all accrued and unpaid dividends, if any, on such Series B Stock, as of the date of determination, divided by the conversion price. The conversion value is equal to the value of debt converted into Series B Stock and the initial conversion price into Common Stock is $0.25 for each dollar of debt converted (after giving effect to the Reverse Split), each subject to adjustment for the Stated Value of Series B Stock, stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. Holders of Company debt exchanged for Series B Stock shall receive the value of Series B Stock equal to the value of the debt exchanged pursuant to debt exchange agreements to be entered with each holder. .In addition, for so long as any shares of Series B Stock are outstanding, subject to certain exceptions: (a) in the event the Company issues shares of Common Stock upon conversion of Series B Stock, AEMG’s holders shall be entitled to a post-closing adjustment and issuance of additional shares of Common Stock in order to retain 70% ownership in the Company after giving effect to the Common Stock issued upon conversion of Series B Stock, but not more than seven million (7,000,000) post Reverse Split shares of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events); and (b) the Company may not issue or agree to issue any securities including convertible securities with an purchase price, or conversion or exercise price, below $0.25 per share without consent of a majority of the holders of Series B Stock.  The Company is prohibited from effecting a conversion of the Series B Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% (the “Beneficial Ownership Limitation”). Each holder of Series B Stock is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder’s Series B Stock, but not in excess of the Beneficial Ownership Limitation. The Series B Stock bears no interest.

The parties have agreed that Brian Lukow shall remain a director and officer of the Company, and that the Board of directors shall consist of five members acceptable to AEMG, who shall include Jeffrey Burton (CEO), Todd Napolitano (President) and Brandon Steiner, as well as one additional member acceptable to AEMG.  At the closing, the Company shall also assign to Brian Lukow certain assets and the assumption of certain future liabilities in exchange for a 5% net royalty interest in the Huckapoo, Drama Drama and Dream Street assets of the Company.

The closing of the Merger is subject to customary closing conditions which include shareholder approval by Acquisition and AEMG stockholders, approval of the Reverse Split by FINRA, approval of the terms of the Exchange Agreements for Company debt by 100% of the holders thereof (unless waived or a lesser amount agreed by AEMG, completion of an audit and provision of financial and other information required by Regulation S-X (17 CFR 210.8-05).  It is anticipated and a condition to closing that Brian Lukow, who holds 51 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Stock”), of the Company with supermajority voting rights, shall transfer and assign all of the Series A Stock outstanding to Jeffrey Burton or his designee and in the event any vote is required of the stockholders of the Company that the Series A Stock will be voted in favor of the Merger.

The foregoing description of the terms of the Agreement and Plan of Merger, and Certificate of Designations of Series A Preferred Stock, Certificate of Designation of Series B Preferred Stock, Assignment Agreement, Securities Purchase Agreement, and the Bridge Note are qualified in their entirety by reference to the full text of the documents filed as Exhibit 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 attached as exhibits to the AEMG Form 8-K, which are incorporated herein by reference.

10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of May 8, 2023 of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of May 8, 2023, there were a total of 8,562,553,996 shares of Common Stock issued and outstanding and issuable. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. The column titled “Percentage Beneficially Owned” shows the percentage of voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of May 8, 2023 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o 236 Sarles Street, Mt. Kisco, New York 10549.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Brian Lukow (3)	Common Stock	5,064,386	*	%
	Series A Preferred Stock	51	100%

Aimee Ventura O’Brien (4)	Common Stock	1,478,580	*	%
Directors and Officers as a Group		6,542,966	*	%
Crazy for the Boys, LLC (5)	Common Stock	5,201,500	*	%
5% Holders (6)
GS Capital Partners, LLC	Convertible Notes	--	9.9%

__________________

*	Less than one percent.

1.

The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2.	Based on 8,562,553,996 issued and outstanding shares of common stock as of May 8, 2023.

3.	Brian Lukow is a director and the Company’s President. Mr. Lukow’s ownership includes his interests in Crazy for the Boys, LLC.

4.	Aimee Ventura O’Brien is a director and the Company’s Secretary.

5.	Brian Lukow, the Company’s President and director, is the managing member of Crazy for the Boys, LLC and owns approximately 17% of CFTB.

6.	Based solely on a Schedule 13G filed with the SEC on March 21, 2023. Represents convertible notes subject to beneficial ownership blockers in the amount of 9.9%.

11

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Quarterly Report on Form 10-Q for the three months ended December 31, 2022 filed on February 21, 2023;
(2)	Current Report on Form 8-K dated April 21, 2023 filed on April 27, 2023; and
(3)	Annual Report on Form 10-K for the year ended September 30, 2022 filed on December 29, 2022.

You may request a copy of these filings, at no cost, by writing All For One Media Corp., at 236 Sarles Street, Mt. Kisco, New York 10549, or telephoning the Company at (914) 574-6174. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 236 Sarles Street, Mt. Kisco, New York 10549, or telephoning the Company at (914) 574-6174.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Brian Lukow

Brian Lukow

Chief Executive Officer

Dated: May 12, 2023

12